Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Members

GGP/Homart II, L.L.C.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Brookfield Property Partners L.P. of our report dated February 28, 2013, with respect to the consolidated balance sheets of GGP/Homart II, L.L.C. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in capital, and cash flows for each of the years in the two year period ended December 31, 2012, not included herein.

/s/ KPMG LLP

Chicago, Illinois

June 9, 2014